Exhibit 4.4

5876 Owens Ave. Suite 100

Carlsbad, CA 92008

(Enacted 10/13/2020)

Compensation Committee Charter

I. Purpose of Committee

The primary objectives of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AppTech Corp. (the “Company”) are to assist the Board in fulfilling its oversight responsibility by:

-	working with the CEO provide a roadmap of Compensation Committee activities over a 24 month period that will meet regulatory requirements but will allow for a sequencing of initiatives consistent with the ability of the organization to resource the strategies;

-	developing and overseeing the implementation of the Company’s compensation philosophy with respect to the Company’s directors, Chief Executive Officer (the “CEO”) and other executive officers, as defined by Rule 16a-1(f) of the Securities Act of 1933, as amended (“executive officers”);

-	designing compensation programs that compensate the employees of the Company and its subsidiaries effectively and in a non-discriminatory manner consistent with such compensation philosophy, internal equity considerations, market practices and the requirements of the appropriate employment laws and regulatory bodies;

-	considering, when making pay for performance decisions, compliance with applicable laws and regulations that have an impact on our business in order to maintain the highest standards of integrity and ethical conduct;

-	reviewing and recommending to the Board the Company’s compensation discussion and analysis for inclusion in the Company’s proxy statement as required by the Securities and Exchange Commission (“SEC”); and

-	preparing a Committee report for the Company’s proxy statement.

II. Committee Membership, Composition & Meetings

The Committee will comprise of three (3) or more Directors as determined by the Board. All Committee member will meet the applicable standards of independence and the determination of independence will be made by the Board and as defined by applicable standards in Section 10A of the Exchange Act.

5876 Owens Ave. Suite 100

Carlsbad, CA 92008

Committee members shall be appointed by the Chairman of the Board and approved by the Board. Additionally, the Committee is chaired by an Independent Director appointed by the Chairman of the Board and approved by the Board. The Committee will meet at two (2) times per year, or more frequently, as circumstances dictate. The Committee Chair will preside at each meeting. The Committee Chair will approve the agenda for the committee’s meetings and any member may suggest items for consideration. Briefing materials will be provided to the committee as far in advance of meetings as practicable. The Committee may invite to any of its meetings other directors, members of Company management, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee will maintain written minutes of its meetings. At each regularly scheduled meeting of the Board the chairperson of the Committee shall provide the Board with a report of the Committee’s activities and proceedings.

III. Committee Authority, Responsibilities and Duties

The Compensation Committee should encourage continuous improvement and should foster adherence to the Company’s policies, procedures, and practices at all levels. The compensation committee will make recommendations to the Board and review and approve our compensation policies and all forms of compensation to be provided to our directors and executive officers, including, among other things, annual salaries, bonuses, equity incentive awards and other incentive compensation arrangements. In addition, our compensation committee will administer our equity incentive and employee stock purchase plans, including granting stock options or awarding restricted stock units to our directors and executive officers. Our compensation committee will also review and approve employment agreements with executive officers and other compensation policies and matters

In accordance with Nasdaq listing standards and our yet to be instituted compensation committee charter, our compensation committee will have the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisors, the authority to direct the Company to pay such advisors and the responsibility to consider the independence factors specified under applicable law and any additional factors the compensation committee deems relevant.

Specifically, the principal responsibilities of the Committee are to:

-	At least annually, review the Company’s overall compensation philosophy and evaluate the results of its policies to ensure that the compensation payable to the Company’s executive officers provides overall competitive pay levels, creates proper incentives to enhance stockholder value, appropriately rewards performance, and is justified by the returns available to stockholders.

-	Review and approve, subject to submission to the stockholders of the Company, if required by law or any applicable regulatory body, the Company’s compensation programs for executive officers.

5876 Owens Ave. Suite 100

Carlsbad, CA 92008

-	Coordinate the Board’s role in establishing performance criteria and goals for the Company’s executive officers, evaluate the performance of the executive officers, and certify whether and to what extent performance goals have been attained

-	Establish and periodically review policies in the area of executive perquisites.

-	Review and approve the terms of any employment agreement or any other agreement providing for severance, post-termination or change of control benefits between the Company and any executive officer.

-	Ratify change of control benefits between the Company and any non-executive officer.

-	Review the performance of the CEO and determine the individual elements of total compensation for the CEO (at a meeting at which the CEO is not present), considering the performance of the CEO and the Company, the compensation practices of the Company’s peer group(s) and the Company’s compensation philosophy as established by the Committee.

-	Review and discuss with the CEO the performance of the Company’s executive officers and determine the individual elements of total compensation for each executive officer considering the recommendations of the CEO with respect to such compensation, the performance of such executive officers and the Company, the compensation practices of the Company’s peer group(s) and the Company’s compensation philosophy as established by the Committee.

-	Determine compensation for such other officers as the Committee deems appropriate considering the recommendations of the CEO and management with respect to such officers, such officers’ compensation, the performance of such officers and the Company and the Company’s compensation philosophy as established by the Committee.

-	Grant or approve the grant of awards, whether in cash or otherwise pursuant to the Company’s compensation programs, to the Company’s executive officers taking into consideration the recommendations of the CEO with respect to such awards.

-	Review and discuss with management the Compensation Discussion and Analysis, and approve the Compensation Committee Report, as required by SEC rules and regulations to be included in the Company’s Proxy Statement for its Annual Meeting of Stockholders.

-	Determine periodically the compensation for non-employee directors.

-	Oversee the completion of an annual compensation risk assessment, including an evaluation of incentive compensation policies and practices for all employees to ensure they do not pose risks that are reasonably likely to have a material adverse effect on the Company.

5876 Owens Ave. Suite 100

Carlsbad, CA 92008

-	Monitor compliance by directors and executive officers with the Company’s stock ownership guidelines, if any.

-	Perform the responsibilities of the Committee as enumerated in any compensation plan, if any.

-	Retain, oversee and terminate compensation consultants, outside counsel, or other advisors or experts that advise the Committee, as it deems appropriate, including approval of fees and other retention terms.

-	Undertake such other responsibilities as may be assigned to the Committee, from time to time, by the Board or as designated in compensation or benefit plan documents. The Committee may delegate to the CEO such of its duties and responsibilities as the Committee deems to be in the best interests of the Company, provided such delegation is not prohibited by law, regulation or listing standards.

IV. Performance Evaluations

The Committee shall, at least annually, conduct a self-evaluation of the performance of the Committee and its members, review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

V. Amendments

This Charter may be amended from time to time by the Board, and any amendment must be disclosed as required by, and in accordance with, applicable laws, rules and regulations.